                                                 Exhibit 10.2

September __, 2010

Michael H. Morris
400 - 4th Avenue N
Naples, FL  34102

Re:	Offer Letter

Dear Michael:

We are pleased to offer you continued employment pursuant to the terms of this letter agreement following the closing of the recapitalization of TIB Financial Corp. (the “Company”) and TIB Bank (the “Bank”) by North American Financial Holdings, Inc. (the “Transaction”) contemplated by the Investment Agreement dated as of June 29, 2010.  If you chose to accept our offer, the following terms shall apply:

●	Position: President an CEO Naples Capital Advisors; reporting To Roger Eugene Taylor.

●	Responsibilities: Responsible for private banking and wealth management.

●	Salary. While you are employed by the Company, you will be paid a base salary at a rate no lower than that in effect on June 29, 2010.

●	Benefits. While you are employed by the Company, you will continue to participate in employee benefit plans offered to the Bank’s employees generally.

●
Incentive Compensation.  While you are employed by the Company, you will be eligible to participate in the Bank’s incentive compensation programs which will be developed prior to year-end and will go into effect commencing January 1, 2011.

●
Employment and Change in Control Agreements.  If you have entered into an Employment Agreement (or amended Employment Agreement) and/or a Management Change in Control Severance Agreement, these agreements will terminate effective as of and immediately prior to the closing of the Transaction and afterwards be of no further force and effect and be superseded by this letter agreement.

●
Not a Change of Control.  Neither the Transaction nor the Investment Agreement will be considered a Change of Control, Change in Control, or other similar term for purposes of, nor will you be entitled to any acceleration or enhancement of benefits (including in respect of a post-Transaction termination) under, your Salary Continuation Agreement, if you have entered into such an agreement, and your Split Dollar Agreement, if you have entered into such an agreement.

●	Amendment. This letter agreement shall constitute a written agreement amending each agreement between you and the Company and/or the Bank referenced above.

●	Employee at Will. You will be an employee at will and this letter is not an agreement to continue your employment for any period of time.

●
Confidentiality Covenant.  You are aware and acknowledge that you have had and will in the future have access to confidential information by virtue of your employment with the Company and its affiliates.  You agree that, during the period of time that you are providing services to the Company and its affiliates, and thereafter subsequent to the termination of such services for any reason whatsoever, you have not and will not release or divulge any confidential information whatsoever relating to the company and its affiliates or to their businesses, to any other person or entity, without the prior written consent of the Company.  Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this agreement on your part.  Also, you shall not be precluded from disclosing confidential information in furtherance of the performance of your services to the Company or to the extent required by any legal proceeding.

●	Governing Law. This letter shall be governed by the laws of the State of Florida, without reference to principles of conflicts of law.

Please acknowledge your binding agreement to the terms set forth above by your signature below.

Sincerely,

/s/ Thomas J. Longe
Thomas J. Longe
CEO and President

Acknowledged and Agreed:

/s/ Michael H. Morris
Michael H. Morris

/s/ Roger Eugene Taylor
Roger Eugene Taylor
Chairman and Chief Executive Officer, NAFH, Inc.